Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Reoffer Prospectus constituting a part of a Registration Statement on Form S-8 of SEALSQ Corp of our report dated April 20, 2023, relating to the consolidated financial statements of WISeKey Semiconductors SAS (SEALSQ Corp Predecessor) for the year ended December 31, 2022, appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024.

Lyon, France, May 9, 2025

BDO Rhône-Alpes

/s/ Justine GAIRAUD

Justine GAIRAUD